UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2015

AMERICAN FARMLAND COMPANY

(exact name of registrant as specified in charter)

Maryland	001-37592	27-1088083
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 East 53rd Street New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 484-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 22, 2015, American Farmland Company L.P., a Delaware limited partnership (the “Operating Partnership”), which is the operating partnership of American Farmland Company, a Maryland corporation (the “Company”), as borrower, entered into a loan agreement (the “Agreement”) with Rutledge Investment Company (“Rutledge”), as lender, to provide for a secured revolving credit facility (the “Credit Facility”) in the aggregate amount of $15.0 million, which has a maturity date of January 1, 2021. As of December 22, 2015, the Operating Partnership had full availability under the Credit Facility. Borrowings under the Agreement will bear interest at a rate per annum equal to the 90 day LIBOR, plus 130 basis points, and interest on amounts outstanding under the Agreement will be payable quarterly on April 1, July 1, October 1 and January 1 of each calendar year. The Operating Partnership may voluntarily prepay outstanding principal amounts under the Credit Facility at any time without penalty or premium. Additionally, pursuant to the Agreement, the Operating Partnership paid a commitment fee of $37,500 and will be required to pay a quarterly non-usage fee, if applicable, equal to one quarter of one percent (0.25%) of the loan amount minus the average outstanding principal balance of the loan amount of the prior three (3) month period. The Credit Facility is secured by first priority liens on the Company’s Kingfisher Ranch, Hawk Creek Ranch and Sandpiper Ranch properties.

The Agreement includes a financial covenant that requires the Operating Partnership to maintain a debt to asset ratio (as defined in the Agreement) of 60% or less, using appraised value for the value of the Operating Partnership’s properties. The Agreement also contains customary warranties and representations, covenants and events of default, including defaults in the payment of principal or interest, defaults in compliance in all material respects with the terms and conditions of the Agreement and other documents evidencing the Credit Facility, defaults in payments relating to any other indebtedness owed to the lender, and bankruptcy or other insolvency events. Following an event of default, the Agreement provides for various customary remedies for the lender, including the acceleration of repayment of outstanding amounts under the Agreement.

In addition, pursuant to an amendment to the Credit Facility and each of the existing credit facilities between the Operating Partnership and Rutledge, dated December 22, 2015 (the “Amendment”), by and between the Operating Partnership and Rutledge, the Operating Partnership is required to maintain loan to value ratios of (i) 50% or less measured by the aggregate amount payable to Rutledge by the Operating Partnership pursuant to all four existing credit facilities compared to the aggregate appraised value of the properties pledged as security under the four credit facilities and (ii) 60% or less measured by the aggregate amount payable to Rutledge by the Operating Partnership pursuant to each individual credit facility compared to the aggregate appraised value of all of the properties pledged as security under that credit facility. Further, pursuant to the Amendment, the Company’s Sandpiper Ranch property was released as collateral for a previously existing facility, which allowed it to be pledged as collateral for the Credit Facility.

The foregoing description of the Agreement and the Amendment is only a summary and does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement and the Amendment, copies of which are attached hereto as Exhibits 10.1 and 10.2.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description
10.1	Loan Agreement, dated as of December 22, 2015, between American Farmland Company L.P. and Rutledge Investment Company.
10.2	Amendment to Loan Agreements, dated as of December 22, 2015, by and between American Farmland Company L.P. and Rutledge Investment Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN FARMLAND COMPANY.
(Registrant)

Date: December 29, 2015	By:	/s/ Thomas S.T. Gimbel

Thomas S.T. Gimbel
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Loan Agreement, dated as of December 22, 2015, between American Farmland Company L.P. and Rutledge Investment Company.
10.2	Amendment to Loan Agreements, dated as of December 22, 2015, by and between American Farmland Company L.P. and Rutledge Investment Company.